SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Cutera, Inc.

(Name of Registrant as Specified in Its Charter)

Voce Capital Management LLC

Voce Catalyst Partners LP

Voce Capital LLC

J. Daniel Plants

David H. Mowry

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Cutera Directors J. Daniel Plants and David Mowry Take Legal Action to Ensure Shareholders Have a Say in Composition of Cutera’s Board and Selection of its Next CEO

Board’s Unlawful and Unjustified Stripping of Executive Chairman and CEO Roles from Mr. Plants and Mr. Mowry Further Underscores the Need to Either Reopen the Nomination Window or Allow Special Meeting to Proceed

Board’s Disregard for the Expressed Wishes of Significant Shareholders and Company’s Senior Management Team Has Destroyed Shareholder Value

SAN FRANCISCO – April 12, 2023 – Today J. Daniel Plants, Founder and Chief Investment Officer of Voce Capital Management LLC and a member of the Board of Directors (the “Board”) of Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), and David Mowry, also a Cutera Director – who together own approximately 7.0% of the outstanding shares of Cutera – announced that they have filed a lawsuit in the Court of Chancery of the State of Delaware (the “Court”) against Directors Gregory Barrett, Sheila Hopkins, Timothy O’Shea, Juliane Park and Janet Widmann (the “Entrenched Directors”). Mr. Plants and Mr. Mowry also commented on the fact that the Entrenched Directors have purportedly fired them for cause from their roles as Executive Chairman and Chief Executive Officer, respectively, in retaliation for their recent actions taken with the intent of removing and replacing the Entrenched Directors.

The litigation

Mr. Plants and Mr. Mowry’s suit was filed on April 11, 2023 and focuses on the following:

•	One way or another, shareholders must have a say in who represents them. The lawsuit calls for the Board to amend or waive the deadline under the Company’s bylaws by which all Cutera shareholders must nominate candidates for election to the Board at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). Following the passage of the January 2, 2023 nomination deadline, the Board has split into two deeply divided factions, culminating yesterday in the Entrenched Directors unlawfully firing the Company’s Executive Chairman and its CEO and replacing each of them with Entrenched Directors. Reopening the nomination window is the simplest and fairest solution to ensure that shareholders can decide who is making the vital decisions currently facing the Company – including but not limited to the selection of its next CEO.

•      The motivations behind the maneuvers. As the complaint lays out, certain members of the Board have seemingly been manipulating events for months to consolidate their own power – to the detriment of the Company. The complaint details how these individuals appear to have been plotting to remove Mr. Plants and Mr. Mowry, while using the veneer of a purported external CEO search process – which has made no meaningful progress in nearly two months – to hide their machinations. In Mr. Plants and Mr. Mowry’s view, last night’s purported Board actions validated these concerns.

•       A clear breach of fiduciary duty. The complaint asks the Court to declare that the Entrenched Directors’ continued refusal to reopen the nomination window, among other actions, amounts to a breach of their fiduciary duties as directors.

The unlawful and unjustified firings

The press release issued by Cutera today claims that the Board stripped Mr. Plants and Mr. Mowry of their titles to “focus on improving performance and results.” Mr. Plants and Mr. Mowry believe this is false. In their view, the Entrenched Directors took these actions to try to preserve their memberships on the Board and advance their roles at the Company, including the appointment today of one of the Entrenched Directors as the Company’s CEO and another as its Chairperson.

Similarly, Mr. Plants and Mr. Mowry believe that the additional justifications for the firings are misleading, offer an incomplete recounting of historical facts and are intended again to protect the Entrenched Directors’ status at Cutera. Fellow shareholders are urged not to be misled by these claims.

The Entrenched Directors are seemingly ignoring the expressed wishes of Cutera’s stakeholders

On April 11, Pura Vida Investments, LLC (“Pura Vida”) – an approximately 7% shareholder of Cutera – publicly called on the Board to resolve its disagreement with the CEO and Chairman and to keep the then current CEO at the helm during an orderly succession process; or barring that, to reopen the nomination window. Instead, the Entrenched Directors chose to do the exact opposite by escalating the conflict and firing Mr. Plants and Mr. Mowry for cause. Mr. Plants and Mr. Mowry believe that many other shareholders feel similarly to Pura Vida and agree that, given the Board’s lack of interest in finding a constructive resolution, the nomination window must be reopened.

The Entrenched Directors’ penchant for wasting shareholder capital – another concern raised publicly yesterday by Pura Vida – is being done for no reason other than to preserve their control of the Board, in the view of Mr. Plants and Mr. Mowry. This has already resulted in the hiring of an additional law firm (beyond the Company’s regular counsel) and two public relations firms – and those are just the advisors that are publicly known at this juncture.

Finally, the Entrenched Directors also apparently ignored a letter sent to them and issued publicly on April 11 from 13[1] of the Company’s senior leaders – including the CFO and 100% of the Company’s Commercial Leadership and R&D Leadership – expressing support for Mr. Mowry and Mr. Plants and calling on the Board to be mindful of the disruption to the business and the Company that this public conflict was causing.

Mr. Mowry and Mr. Plants today responded to Cutera’s employees with the following statement:

“We recognize that the current situation is extremely difficult for all of you, which is why we have fought so hard for the past few weeks to prevent it from transpiring. Unfortunately, we have not succeeded – at least not yet. The 2023 Annual Meeting is approximately eight weeks away, to our knowledge. Between now and then, we ask that you hold the line and focus on what you always do: partnering closely with our physician customers so that they can continue providing best-in-class procedures and results for their patients. We are confident that in due course these wrongs will be righted and that normalcy will return to the Company, including reinstating Dave as Cutera’s CEO so a proper transition and search process can occur. We are doing everything we can to ensure that this happens sooner rather than later.”

 1 The public version of the letter included 10 employees, however subsequently additional employees signed, and this version was sent to the Board.

***

Forward-Looking Statements and Third-Party Statements

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Voce Capital Management LLC (“Voce Capital Management”) believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Voce Capital Management or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties are enumerated in the Company’s public filings. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the United States Securities and Exchange Commission (the “SEC”), including those listed under “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Voce Capital Management does not undertake any obligation to update or revise any forward-looking information or statements.

Funds managed by Voce Capital Management currently beneficially own shares of the Company. These funds are in the business of trading (i.e., buying and selling) securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Consequently, Voce Capital Management’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Voce Capital Management’s views of the Company’s business, prospects, or valuation (including the market price of the Company’s shares), including, without limitation, other investment opportunities available to Voce Capital Management, concentration of positions in the portfolios managed by Voce Capital Management, conditions in the securities markets and general economic and industry conditions. Voce Capital Management also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in the Company, and to take any actions with respect to its investment in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Voce Capital Management has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Voce Parties (as defined below), together with the other Participants (as defined below), intend to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit votes in connection with (i) a special meeting of stockholders of Cutera, Inc. (the “Company”) for the purpose of supporting proposals to remove and replace certain members of the Company’s Board of Directors and/or (ii) seeking the election of nominees to the Board of Directors at the Company’s 2023 annual meeting of stockholders.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Participants in the solicitation are anticipated to be: (i) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (ii) Voce Catalyst Partners LP, a Delaware limited partnership (“Voce Catalyst Partners”); (iii) Voce Capital LLC, a Delaware limited liability company (“Voce Capital”); (iv) J. Daniel Plants, sole Managing Member of Voce Capital and a United States citizen (“Mr. Plants,” and together with Voce Capital Management and Voce Catalyst Partners, the “Voce Parties”); and (v) David H. Mowry, a United States citizen (“Mr. Mowry,” and together with the Voce Parties, the “Participants”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 1,483,632 shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”). Of the 1,483,632 Common Shares beneficially owned in the aggregate by the Participants, including the 100 Common Shares owned by Voce Catalyst Partners in record name, such Common Shares may be deemed to be beneficially owned as follows: (a) 1,210,224 Common Shares may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners; (b) 1,210,224 Common Shares may be deemed to be beneficially owned by Voce Capital, by virtue of it being the sole managing member of Voce Capital Management; (c) 1,274,844 Common Shares (including 2,724 Common Shares underlying unvested restricted stock units (“RSUs”) and 14,748 Common Shares underlying options) may be deemed to be beneficially owned by Mr. Plants by virtue of him being the Managing Partner of Voce Capital Management; and (d) 208,788 Common Shares may be deemed to be beneficially owned by Mr. Mowry (including 23,174 Common Shares underlying unvested RSUs and 59,823 Common Shares underlying options). In addition, Voce Capital Management previously entered into a purchase agreement with the Company for the purchase of $10 million in aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2028.

Each of the Voce Parties expressly disclaims beneficial ownership of any Common Shares beneficially owned by Mr. Mowry. Mr. Mowry expressly disclaims beneficial ownership of any Common Shares beneficially owned by the Voce Parties.

Media Contact

Longacre Square Partners

Dan Zacchei / David Reingold

dzacchei@longacresquare.com / dreingold@longacresquare.com

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com